EX-FILINGFEES

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Westrock Coffee Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$23,738,695.16	(1)	$0.00014760	$3,503.84	(2)
Fees Previously Paid
Total Transaction Valuation				$23,738,695.16
Total Fees Due for Filing				$3,503.84
Total Fees Previously Paid
Total Fee Offsets				$3,503.84	(3)
Net Fee Due				$0.00

(1)	The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Westrock Coffee Company (the “Company”) is offering holders of a total of 19,144,109 aggregate public warrants and private warrants to purchase shares of the Company’s common stock, par value $0.01 per share (“common stock”), outstanding as of August 27, 2024, the opportunity to exchange such warrants and receive 0.290 of a share of common stock for each warrant that is validly tendered. The transaction value was determined by using the average of the high and low prices of the public warrants as reported on The Nasdaq Global Market on August 27, 2024, which was $1.24 per warrant.

(2)	The amount of the filing fee assumes that all outstanding warrants of the Company will be exchanged.

(3)	The Company previously paid $6,907.92 upon the initial filing of its Registration Statement on Form S-4 on August 28, 2024 in connection with the transaction reported hereby.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed		Fee Paid with Fee Offset Source
Fee Offset Claims	Westrock Coffee Company	S-4	333-281807	August 28, 2024		$3,503.84	(3)
Fee Offset Sources	Westrock Coffee Company	S-4	333-281807		August 28, 2024			$6,907.92	(3)